Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Stock Option Plan, the 2012 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan of Celladon Corporation of our report dated September 6, 2013 (except for paragraph 5 of Note 9 as to which the date is October 28, 2013), with respect to the consolidated financial statements of Celladon Corporation included in the Registration Statement (Form S-1 No. 333-191688), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 29, 2014